UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 21, 2007

Date of Report (date of earliest event reported)

Sigma Designs, Inc.

(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1221 California Circle

Milpitas, California 95035

(Address of principal executive offices)

(408) 262-9003

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 21, 2007, the Company announced the appointment of Thomas E. Gay III to serve as its Chief Financial Officer and Secretary effective June 1, 2007. From May 1998 to May 2007, Mr. Gay served as the Vice President of Finance and Administration and Chief Financial Officer of Catalyst Semiconductor, Inc., a memory and analog/mixed-signal semiconductor company. Prior to joining Catalyst Semiconductor, Inc., Mr. Gay held positions at Wireless Access, Inc., a communications device manufacturing company, where he was Controller and Sanmina Corporation, a contract manufacturer, where he was the Corporate Controller. He holds a BS degree in Accounting from San Diego State University.

Mr. Gay’s initial annual base salary will be $250,000. Mr. Gay received a $25,000 sign-on incentive bonus, which he must repay to the Company if he voluntarily resigns within one year of his hire date. The Company will grant Mr. Gay an option to purchase 120,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the common stock on the date such option is granted. The option will vest over five years, with twenty percent of the shares vesting on the first anniversary of Mr. Gay’s appointment and 1/60th of the shares vesting each month thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2007	SIGMA DESIGNS, INC.

	By:	/s/ THINH TRAN
Thinh Tran President and Chief Executive Officer (Principal Executive Officer)